EXHIBIT 99.1

STATE OF CONNECTICUT

DEPARTMENT OF PUBLIC UTILITY CONTROL
TEN FRANKLIN SQUARE
NEW BRITAIN, CT 06051

DOCKET NO. 08-07-04RE01	APPLICATION OF THE UNITED ILLUMINATING COMPANY TO INCREASE ITS RATES AND CHARGES - PENSION AND OPEB EXPENSES

December 30, 2009

By the following Commissioners:

John W. Betkoski, III
Kevin M. DelGobbo
Amalia Vazquez Bzdyra

DECISION

DECISION

I.           INTRODUCTION

A.           Summary

The Department approves UI’s 2010 forecasted increase to pension and OPEB expenses.  The Department also will allow UI to increase its distribution rates January 1, 2010.  All components of the distribution rate increase for 2010, except the pension expense, was previously approved in the original decision in this docket.  The rate change was scheduled for February 4, 2010.  The Department will allow an effective date of January 1, 2010 to avoid further rate changes.  All over collections for this brief period will be returned to ratepayers.

B.           Background

On February 4, 2009, the Department issued a Decision in Docket No. 08-07-04, Application of the United Illuminating Company to Increase its Rates and Charges (UI Rate Case).  In this Decision, the Department stated that it will reopen this proceeding to update the pension and other post retirement employee benefit (OPEB) expenses for 2010 based on December 31, 2009 year-end valuations.  The Decision also stated that at that time, the Department will finalize the revenue requirements for 2010 so that distribution rates can be put into effect on February 4, 2010.  No other adjustments would be considered at that time.

On December 2, 2009, the Department, on its own motion, reopened the instant docket for the limited purpose of incorporating the actual plan asset values and discount rates and their impact on pension and OPEB expenses and to consider modifications to the approved distribution rates for 2010 so that rates can begin January 1, 2010.

C.           Conduct of the Proceeding

By Notice of Reopened Hearing dated December 15, 2009, the Department held a public hearing on this matter on December 23, 2009, at the offices of the Department, Ten Franklin Square, New Britain, Connecticut 06051.

D.           Parties and Intervenors

The Department designated The United Illuminating Company, 157 Church Street, New Haven, Connecticut 06506-0901 and the Office of Consumer Counsel (OCC), Ten Franklin Square, New Britain, Connecticut 06051, as Parties to this proceeding.

DOCKET NO. 08-07-04RE01	Page 2

II.           UI PROPOSAL

In the UI Rate Case Decision dated February 4, 2009, the Department allowed pension expense of $15,202,500 for 2009 and $13,899,500 for 2010 and other post retirement employee benefit expenses (OPEB) of $6,708,000 for 2009 and $6,563,000 for 2010.  The Department also established a regulatory asset for the expected increase in the pension and OPEB expenses as a result to the change in the year end discount rates for 2009 of $10.2 million, without earning a return on this deferral.  Furthermore, due to the steep decline in the value of UI’s pension plan assets as a result of the unprecedented turmoil in the world capital markets during the time of UI’s rate proceeding, the Department established a pension tracker mechanism that would reopen the instant docket by fiscal year end, December 31, 2009, for the limited purpose of incorporating the actual plan asset values and discount rates,  while all other actuarial assumptions remain constant, and their impact on pension and OPEB expenses for year 2010.  The Department closed the UI Rate Case proceeding and determined all adjustments for 2010 except the pension expense.

By letter filed December 22, 2009, UI proposes to make its pension expense increase effective as of January 1, 2010 instead or February 4, 2010, in order to minimize the number and frequency of rate changes that will be experienced by UI’s customers.  UI proposes to incorporate the actual expense of $10.232 million for 2009 and the Company’s calculation of the estimated 2010 pension and OPEB expense for 2010 based on plan asset values and the applicable discount rate as of October 31, 2009 into distribution rates effective January 1, 2010.  UI’s incremental 2010 pension and OPEB expense that is above the amount already included in rates is estimated to be $12.153 million.  However, in order to avoid an increase to residential rates on January 1, 2010, UI included $11.4 million, only a portion of the $12.153 million in estimated pension expense into rates for 2010.  The Company expects to file the final 2010 pension and OPEB expense values in January 2010, based on plan asset values and the applicable discount rate as of December 31, 2009, as contemplated in the UI Rate Case Decision.  UI suggests that any difference between the actual 2010 pension and OPEB expense and the portion of the estimated pension and OPEB expense which has been included in rates ($11.4 million) will be established as a regulatory asset or liability for future recovery or credit.

During the hearing, UI testified that the current plan asset values have increased approximately $10 million dollars since their October 31, 2009 forecasts.  The increase in the plan asset values would impact pension by lowering the forecasted expense amount in the range of $1 million to $2 million.  Tr. 12/23/09.  UI also concurred that the original regulatory asset of $10.232 million will be removed from 2011 rates.  Tr. 12/23/09.

To further minimize the number and frequency of rate changes that will be experienced by UI’s customers, UI also proposed to implement all previously approved 2010 distribution rate increases that were scheduled for February 4, 2010 on January 1, 2010.  December 22, 2009 Letter.

DOCKET NO. 08-07-04RE01	Page 3

III.           DEPARTMENT ANALYSIS

The Department will allow the $10.232 million increase to pension expense that was held as a regulatory asset for 2009 and UI’s 2010 forecast of $11.4 million increase in pension expense to be incorporated into the distribution rates for 2010 so that rates can begin January 1, 2010.  At the time that the actual pension and OPEB plan asset values and discount rates are available for 2010, the Department will examine and review the fiscal year-end 2009 figures and determine the proper adjustments to the pension and OPEB expenses.  The Department will adjust the regulatory asset for 2010 at that time.

The Department approves all the requested January 1, 2010 distribution rate changes as proposed by UI.  UI states the incremental revenue from January 1, 2010 to February 4, 2010 is $4.1 million and the Company will net the amount against the decoupling adjustment to be decided later in 2010.  The Department agrees that UI shall net the $4.1 million against the decoupling adjustment when it makes that filing later in 2010.

IV.           CONCLUSION AND ORDER

A.           Conclusion

The Department approves UI’s 2010 forecasted increase to pension and OPEB expenses.  The Department also approves all distribution rate changes effective January 1, 2010.

B.           Order

1.	UI shall reduce its distribution rates by $10.232 million for rates beginning February 4, 2011.

DOCKET NO. 08-07-04RE01	APPLICATION OF THE UNITED ILLUMINATING COMPANY TO INCREASE ITS RATES AND CHARGES - PENSION AND OPEB EXPENSES

This Decision is adopted by the following Commissioners:

John W. Betkoski, III

Kevin M. DelGobbo

Amalia Vazquez Bzdyra

CERTIFICATE OF SERVICE

The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.

/s/ Kimberley J. Santopietro	Dec. 30, 2009
Kimberley J. Santopietro	Date
Executive Secretary
Department of Public Utility Control